Exhibit 99.2

Pixelworks, Inc. Q2 2015 Conference Call
July 30, 2015

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter ended June 30, 2015.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, July 30, 2015, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Also included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our second quarter financial results, and then provide our outlook for the third quarter of 2015.

Bruce Walicek, CEO

Thanks Steve. Good afternoon and thanks for joining us on our Q2 2015 conference call:

Q2 2015 Results

•	I will begin today with an overview of the quarter and then Steve will review the financial results and provide our outlook for Q3.

•
Q2 results came in within the range of guidance with revenues of $15.1M, representing a 15% increase in product revenue over the first half of 2014, as revenue from chips continued to drive year over year growth.

•	All other Non-GAAP metrics came within the range of guidance and the book to bill was greater than one, as order patterns normalized during the quarter.

•	And despite a sluggish macro-environment, we continue to target double digit growth in our product business for 2015.

•	Q2 was an outstanding quarter of progress as we achieved several important milestones.

Launched Iris 2

•	During the quarter, we announced that ASUS selected Iris for their next generation “flagship” tablet.

•	This is an important customer validation and we are seeing strong pull from the market for the value propositions of Iris, and market acceptance is on track as our mobile initiative unfolds.

•	As noted on our last conference call, we introduced the next device in the Iris family of mobile display processors at Computex in June.

•	We achieved outstanding results on this project, and delivered right on schedule, in record time, and this product is now sampling to customers.

•	Our second Iris chip is targeted for mobile products with high-resolution displays with screen sizes ranging from 5.5” to 10” with up to 2K resolution.

•	These products typically are geared for power-hungry, compute intensive, multimedia applications, and as a result, have more stringent power and performance requirements.

•
This chip includes the full suite of True Clarity features so manufacturers can offer new products that deliver an enhanced mobile viewing experience, and differentiate their offerings, while at the same time address power and performance bottlenecks at the system level.

•	Our latest product extends the breadth of the Iris family, giving OEMs more options to optimize their offerings in a range of different product segments.

•	Future members of the Iris product line will offer a range of features and price points to cover the entire spectrum of mobile devices.

Announced ASUS as our key partner

•	Also at Computex we announced that ASUS selected Pixelworks’ Iris mobile display processor for its new flagship ZenPad Tablet.

•	The new ASUS Hero ZenPad is the world’s first tablet to incorporate True Clarity features based on Pixelworks’ mobile display processing technology.

•	ASUS is setting the standard in realism with their True2Life display technology that enables a rich, incredibly realistic visual experience on a mobile device.

•	They are the first to incorporate the latest image processing technology found in high-end TVs, that delivers incredibly realistic images with accurate contrast, sharpness, and detail.

•
ASUS selected Iris because it’s the world’s first mobile display processor that incorporates the most advanced display processing available, providing superior picture quality, while at the same time addressing system bottlenecks.

•	Iris’ True Clarity features provide:

▪	blur free smooth video for a better video viewing experience;

▪	advanced color management and sharpness for clear life like images;

▪	and enhanced contrast and daylight viewing for better gaming, outdoor viewing and enhanced usability.

•
ASUS is an established leader across a spectrum of mobile products, and has a long track record of bringing the most exciting and innovative products to market first, and we are proud to partner with such a leading company.

•
For the same reasons ASUS selected Iris, we are seeing increasing market pull and the value propositions of Iris are resonating across customers, as they look for ways to address system bottlenecks and differentiate their products.

•
Momentum continues to build with an increasing number of customer engagements, evaluations and design wins -- as the Iris product family expands to address more specific applications within the larger mobile market.

•
We are in the right place at the right time with first mover advantage to attack a large, fast growing market, of hundreds of millions of units that is undergoing rapid change, as the confluence of key trends drives a critical inflection point.

Key trends

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The accelerating growth in high resolution content and over the top video, is driving the need for solutions that can help systems adapt to the massive growth in the number of pixels that next generation systems need to capture, process and display.

•	Rapid advances in display technology are putting serious strain on today’s solutions.

•
Driven by increasing resolutions, frame rates, color capability and panel technology, system requirements for next generation displays are changing faster than SOC integration cycles, which are two to three times longer than display innovation cycles.

•	Processing pixels is a compute intensive task as more and more applications are competing for CPU performance on a next generation mobile system.

•	More pixels processed, means more performance needed, and more power consumed.

•	These trends combined with customers’ need for differentiating their product, are creating a performance/power bottleneck.

•	Increasing demands on systems are causing critical pain points, driving architectural change as mobile systems adapt.

•	Today’s solutions are struggling to address this bottleneck and deliver efficient display processing and the best picture quality at the same time.

•	Our Iris family of mobile display processors address this need.

Large screen projected and panel applications

•	In our large screen projected and panel display applications,

▪	Our co-development program continues on track and is ramping as expected.

▪	Execution on this project has been outstanding, as we continue to gain market-share and drive year on year growth.

▪	At the Infocomm tradeshow last quarter, we demonstrated our latest technology for connectivity, on our VueMagicTM platform, the Media Pro.

▪	The VueMagic TM platform, which includes, software, dongles, and downloadable apps, provides wireless connectivity for mobile devices to projectors based on Topaz chips.

▪	This new addition to the VueMagic TM platform addresses the needs of schools and businesses to support interactive multimedia presentations.

▪	Education applications are a key driver of the projector market and represent about one half of the worldwide business.

▪	There are 41 million classrooms serving 1.5 billion K-12 students and teachers globally.

▪	Education hardware spending is growing along with the interactive display market as classrooms around the world shift to digital technologies.

▪	Our VueMagic TM technology and Topaz platform plays well into this trend as wireless access to displays moves into the mainstream, and the VueMagic TM Platform + Topaz offers the best value.

▪
Design and production cycles are long in the projector business and the VueMagic TM platform suite of software adds value to our customers and provides stickiness and longevity to our products, as well as ongoing value to our customers.

▪
Design win momentum remains strong for our Topaz family of SOCs for projectors, and we continue to see opportunities across our families of video co-processors for large screen panels, as 4K applications broaden.

Closing summary

•
In summary, Q2 2015 was an outstanding quarter as we announced that ASUS, who is a leader in innovative mobile products, selected Iris for their next generation tablet, which is an important customer validation milestone.

•	Market adoption is on track and is going as planned as momentum continues to build and we expect to begin initial mass production of Iris this quarter.

•	And we launched our next device in the Iris family of mobile display processors and samples are now available.

•
Overall the team at Pixelworks has delivered outstanding execution performance with on time delivery of our new products right on schedule, and our most recent performance on our 2nd Iris chip is just the latest example.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the second quarter of 2015 was $15.1 million, which compares to $14.4 million in the prior quarter. The 5% sequential increase in Q2 revenue was driven by continued market share gains in the projector market. For the first half of 2015, product revenue for the sale of chips increased 15% compared to the first half of 2014.

The split of our second quarter revenue by market was:
90% digital projection,
10% TV and panel

Digital projection revenue was $13.6 million, compared to $12.5 million in the first quarter of 2015, and revenue from TV and panel totaled $1.5 million in the second quarter, compared to $1.8 million in the prior quarter.

Similar to the prior quarter, Licensing revenue was negligible in the second quarter,

Non-GAAP gross profit margin was 48.3% in the second quarter, comparable to 48.8% in the first quarter of 2015.

As a reminder, Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $8.8 million in the second quarter, compared to $9.2 million in the prior quarter.

Adjusted EBITDA was a negative $521,000 for the second quarter, compared to a negative $1.1 million in the first quarter. As previously mentioned, a reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $1.9 million, or loss of eight cents per share, in the second quarter of 2015, as compared to a non-GAAP net loss of $2.3 million, or loss of 10 cents per share, in the prior quarter.

Moving to the balance sheet, we ended the second quarter with cash and cash equivalents of approximately $14.4 million, compared to $15.6 million at the end of the first quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit at quarter-end.

Other balance sheet metrics include day’s sales outstanding of 28 days at quarter-end, compared to 30 days at the end of the first quarter, and inventory turns were approximately 10 times, increasing slightly over the prior quarter.

Guidance

For the third quarter of 2015, we expect revenue to be in a range of between $16 and $18 million. This range largely reflects seasonal strength in the Projector market and also includes a modest amount of mobile revenue in line with our expectation of beginning mass production shipments of Iris chips during the third quarter.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP basis and 48% to 50% on a GAAP basis.

In terms of operating expenses, we expect the third quarter to range between $8.5 and $9.5 million on a non-GAAP basis, and $9.5 to $10.5 million on a GAAP basis.

And finally, we expect a third quarter non-GAAP EPS of between 10 cents loss per share and 1 cent earnings per share; and we expect a GAAP net loss of between 14 cents and 4 cents per share.

That concludes our prepared remarks. We will now open the call to questions.